Exhibit 99.1

NEWS RELEASE

For:
Tasty Baking Company
For More Information:	David S. Marberger
Chad Ramsey	Chief Financial Officer
Director, Investor Relations	215-221-8500
215-221-8538
chad.ramsey@tastykake.com

FOR IMMEDIATE RELEASE

TASTY BAKING COMPANY REPORTS
NET SALES AND VOLUME GROWTH IN THE THIRD QUARTER 2007

Net sales increased 2.9% versus the prior comparable period

Philadelphia, Pennsylvania, November 2, 2007 - Tasty Baking Company (NasdaqGM: TSTY) today reported net sales of $42.5 million for its 13-week third quarter ended on September 29, 2007, a 2.9% increase over the $41.3 million reported for the third quarter last year.  Net income was $0.2 million in the third quarter of 2007 compared to $0.5 million in the third quarter of 2006.  Net income included $0.9 million of after-tax incremental depreciation due to a change in useful lives of assets at the Philadelphia bakery related to the company’s plan to move from its present facility in 2010.  EBITDA for the third quarter 2007 increased 24.7% to $3.6 million versus $2.9 million in the third quarter last year.

Financial Highlights Third Quarter 2007
$ in millions, except per share data (unaudited)
	2007 Q3	2006 Q3	% Change[1]	2007 Year-to-Date	2006 Year-to-Date	% Change[1]
Gross Sales	$69.1	$66.0	4.6%	$209.5	$203.3	3.0%
Discounts & Allowances			7.6%			3.1%
Net Sales	$42.5	$41.3	2.9%	$130.6	$126.8	3.0%
Route Net Sales			3.3%			2.5%
Non-route Net Sales			1.6%			4.8%
Depreciation[2]	$2.9	$1.6	75.5%	$6.9	$4.8	43.9%
Gross Margin[3] %	28.7%	33.1%	-4.4 pps	31.6%	34.3%	-2.7 pps
Net Income[4]	$0.2	$0.5	-58.5%	$2.0	$2.6	-21.8%
Net Income per Fully-diluted Share[5]	$0.03	$0.06	-50.0%	$0.25	$0.31	-19.4%
EBITDA[6]	$3.6	$2.9	24.7%	$11.2	$10.4	8.0%
[1] Percentages may not calculate due to rounding
[2] 2007 Q3 and 2007 Year-to-Date include pre-tax incremental depreciation of $1.3 million and $2.0 million, respectively, due to a change in useful lives of assets at the Philadelphia bakery related to the company’s plan to move from its present facility
[3]  Based on net sales less cost of sales and depreciation. Incremental depreciation as described in footnote 2 reduced gross margin by approximately 310 basis points in 2007 Q3 and 150 basis points 2007 Year-to-Date
[4] 2007 Q3 and 2007 Year-to-Date reduced by $0.9 million and $1.3 million, respectively, due to the after-tax impact of incremental depreciation described in footnote 2
[5] 2007 Q3 and 2007 Year-to-Date reduced by approximately $0.11 per share and $0.16 per share, respectively, due to the impact of incremental depreciation expense described in footnote 2
[6] Earnings before net interest, income taxes, depreciation and amortization (reconciliation table of GAAP Net Income to EBITDA, a non-GAAP financial measure, is provided below)

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “During the third quarter we delivered healthy net sales and EBITDA growth in the face of significant commodity cost pressures.  We were able to offset these cost increases through a variety of cost containment measures and selective pricing actions. We remain committed to profitable sales growth as we work diligently toward constructing our new bakery facility.  Our focus on product innovation and brand building efforts are important components of delivering solid financial results on a consistent basis.”

Results of Operations

The company’s 2.9% net sales increase in the third quarter of 2007 versus the comparable period in 2006 resulted from a 3.3% increase in Route net sales and 1.6% increase in Non-route net sales.  Route net sales grew due to strong family pack sales and continued success of the company’s sugar-free Sensables products, partially offset by a decline in single serve sales.  This sales mix shift toward family pack products negatively impacted net sales realization in the quarter ended September 29, 2007 as compared to the quarter ended September 30, 2006.  Non-route net sales in the third quarter of 2007 were driven by sales growth in developing markets.  For the thirty-nine weeks ended September 29, 2007 total net sales were up 3.0% versus the comparable period in 2006.
Cost of sales, excluding depreciation, for the third quarter of 2007 increased 5.5% versus the third quarter of 2006 on a unit volume increase of 1.5%.  Variable manufacturing expense increased 12.5%, primarily driven by continued industry-wide cost increases for packaging and certain key ingredients including sugar, oils, and eggs.  The increase in variable manufacturing expense was partially offset by an 8.3% reduction in fixed manufacturing expense in the quarter due to lower employee-related costs, which resulted, in part, from changes in the company’s vacation benefit plan.  The full benefit of the changes in the vacation benefit plan is not expected to recur in future years.  Cost of sales, excluding depreciation, for year-to-date 2007 was up 5.1% on a 2.7% increase in unit volume versus the same period in 2006.

In the third quarter of 2007, gross margin declined 4.4 percentage points to 28.7% of net sales compared to the third quarter of 2006.  The decline in gross margin was partly attributable to the 3.1 percentage point impact of incremental depreciation.  The increased cost of commodities and the shift toward family pack products also negatively affected gross margin when compared to 2006.  Year-to-date gross margin declined 2.7 percentage points to 31.6% of net sales.

Selling, general and administrative (SG&A) expense in the third quarter 2007 declined 8.2% versus the comparable period last year.  The decrease was driven by lower employee-related costs, related to the vacation benefit plan changes, as well as reduced selling and marketing expenses.  When measured as a percentage of net sales, SG&A declined to 27.6% in the third quarter 2007 compared to 30.9% in the same quarter of 2006.  SG&A year-to-date 2007 was down 2.8% versus the same period last year.

As a result of entering credit agreements related to the construction of the new manufacturing facilities, the company closed out its remaining interest rate swaps at a loss of approximately $0.1 million during the quarter ended September 29, 2007.  The loss on the interest rate swaps combined with deferred financing fee amortization associated with the new credit agreements negatively impacted interest expense during the third quarter 2007 as compared to the same period in the prior year.

The effective tax rate for the third quarter of 2007 was (41.9%) as compared to 29.6% in the third quarter of the prior year.  The favorable change in the effective tax rate was driven by $0.1 million in benefits related primarily to changes in cumulative temporary timing differences.

David S. Marberger, executive vice president and chief financial officer, said, “We were pleased with the positive net sales growth in both the Route and Non-route markets and the continued growth of our family pack and sugar-free Sensables products.  The current commodity markets continue to challenge all companies in the baking industry.  Despite this situation, we continue to find ways to improve our EBITDA and we remain committed to our core strategies, which we believe will help grow the brand and increase long-term shareholder value.”

Manufacturing Plan

In the second quarter 2007, Tasty Baking Company announced that it will relocate its corporate headquarters and Philadelphia bakery to The Navy Yard in Philadelphia.  When complete, the company expects to realize annual pre-tax savings of approximately $13 million to $15 million, net of operating leases and before debt service.  These savings estimates include anticipated savings associated with a reduction in capital investment which is currently necessary to maintain its present 85 year old facility.  The company expects that workforce reductions will account for approximately two-thirds of these anticipated savings.

In September 2007, the company closed on $117 million in new credit agreements, including $27 million in low interest development loans provided in part by the Commonwealth of Pennsylvania and the Philadelphia Industrial Development Corporation.  The proceeds from these agreements were used to refinance the company’s existing debt and are expected to be used to finance the company’s move to the Philadelphia Navy Yard and for working capital needs.  Entry into these agreements satisfied material contingencies in the company’s lease agreements for its new bakery facility.

Conference Call

Tasty Baking Company management will host a conference call Friday, November 2, 2007, at 11:00 a.m. EDT to discuss the company’s financial results and other business developments.  Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com.  The webcast link can be found in the “Corporate Info” section under “Investor Relations.”  For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website.  To access a telephone replay, please call 1-888-203-1112 and enter the passcode “1574493.”  The telephone replay will be available from 2:00 p.m. on November 2, 2007, until Friday, November 16, 2007, at 11:59 p.m. EDT.

Non-GAAP Financial Measures

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented its performance in terms of EBITDA, which is a non-GAAP financial measure.  EBITDA represents net income before net interest, income taxes, depreciation and amortization.  The company also presents below gross profit, a GAAP financial measure, excluding the impact of depreciation (“gross profit excluding depreciation”), which is a non-GAAP financial measure, to provide a more comparable metric to prior quarters’ performance.  The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry.  The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods.  EBITDA and gross profit excluding depreciation as presented herein are not necessarily comparable to similarly titled measures of other companies.  A schedule is included that provides a reconciliation of EBITDA to net income under GAAP, the measure we believe to be most directly comparable to EBITDA, and gross profit excluding depreciation to gross profit.

About Tasty Baking Company

Tasty Baking Company (NasdaqGM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania.  Tasty Baking Company offers more than 100 products under the Tastykake brand name.  For more information on Tasty Baking Company, visit www.tastykake.com.  In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

# # #

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein.  There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to lease and fit-out a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions.  Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q.  Please refer to these documents for a more thorough description of these and other risk factors.  There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized.  The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

			13 Weeks Ended		39 Weeks Ended
			9/29/2007	9/30/2006	9/29/2007	9/30/2006

Gross sales			$69,103	$66,033	$209,466	$203,275
Less discounts and allowances			(26,584)	(24,705)	(78,817)	(76,476)
Net sales			42,519	41,328	130,649	126,799

Cost of sales, exclusive of depreciation shown below			27,457	26,034	82,494	78,454
Depreciation			2,866	1,633	6,909	4,801
Selling, general and administrative			11,745	12,791	37,946	39,059
Interest expense			467	372	907	1,159
Other income, net			(164)	(221)	(596)	(700)

Income before provision for income taxes			148	719	2,989	4,026

Provision (Benefit) for income taxes			(62)	213	960	1,431

Net income			$210	$506	$2,029	$2,595

Average number of shares outstanding:		Basic	8,034	8,041	8,034	8,048
		Diluted	8,173	8,224	8,148	8,242
Per share of common stock:

Net income:	Basic		$0.03	$0.06	$0.25	$0.32
Diluted			$0.03	$0.06	$0.25	$0.31

Cash Dividend			$0.05	$0.05	$0.15	$0.15

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	9/29/2007	12/30/2006

Current assets	$34,640	$29,161
Property, plant, and equipment, net	71,995	65,384
Other assets	18,533	17,746

Total assets	$125,168	$112,291

Current liabilities	$20,329	$19,791
Long term debt	24,227	18,385
Accrued pension and other liabilities	27,004	19,781
Postretirement benefits other than pensions	6,013	6,065
Shareholders' equity	47,595	48,269

Total liabilities and shareholders' equity	$125,168	$112,291

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of November 2, 2007.

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation and amortization (EBITDA), which is a non-GAAP financial measure.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	9/29/2007	9/30/2006	9/29/2007	9/30/2006

Net Income	$210	$506	$2,029	$2,595
Add (Subtract):
Net interest	467	372	907	1,159
Provision for income taxes	(62)	213	960	1,431
Depreciation	2,866	1,633	6,909	4,801
Amortization	99	147	381	369
EBITDA	$3,580	$2,871	$11,186	$10,355

The table below reconciles gross profit, presented in accordance with GAAP, to gross profit excluding depreciation, which is a non-GAAP financial measure.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	9/29/2007	9/30/2006	9/29/2007	9/30/2006

Net Sales	$42,519	$41,328	$130,649	$126,799
Subtract:
Cost of Goods Sold	27,457	26,034	82,494	78,454
Depreciation	2,866	1,633	6,909	4,801
Gross Profit	$12,196	$13,661	$41,246	$43,544
Gross margin including depreciation (% of net sales)	28.7%	33.1%	31.6%	34.3%

Add:
Depreciation	2,866	1,633	6,909	4,801
Gross Profit excluding depreciation	$15,062	$15,294	$48,155	$48,345
Gross margin excluding depreciation (% of net sales)	35.4%	37.0%	36.9%	38.1%